6

                    EMPLOYMENT AGREEMENT


      THIS AGREEMENT made this 1st day of December, 1994, between International Game Technology, a Nevada corporation, having its principal place of business located at 5270 Neil Road, Reno, Nevada 89502 (hereinafter "IGT"), and David P. Hanlon, an individual (hereinafter "Hanlon").

     A. Term of Employment. IGT hereby employs Hanlon and Hanlon hereby accepts the employment with IGT for a period of three (3) years, commencing December 1, 1994. This Agreement may be terminated earlier or renewed as hereinafter provided.

     B.   Duties of Employee.

           1. General Duties. Commencing January 1, 1995, Hanlon shall be appointed President and Chief Operating Officer ("COO") of International Game Technology. Hanlon shall carefully and accurately perform all the duties and tasks of the President/COO and perform all duties commonly discharged by President/COO's.

           2. Specific Duties. Hanlon is specifically hired and employed by IGT as President and COO to manage the day-to-day operations of IGT, and to oversee the operations of all subsidiaries, divisions, and affiliated companies of IGT.

          3. Change of Duties. The duties of Hanlon may be changed from time to time by mutual consent of IGT and Hanlon. Notwithstanding any such change, the employment of Hanlon shall be construed as continuing under this Agreement.

          4.   Place of Performance.  At the commencement of
his  employment,  Hanlon shall perform  his  duties  at  the
office  of   IGT  located at 5270 Neil  Road,  Reno,  Nevada
89502.

          5. Hours of Employment. Hanlon shall work those hours necessary to accomplish the functions of his employment at IGT. It is understood and agreed that Hanlon's position at IGT is that of management capacity, and as such shall not be held to a minimum or maximum hourly time frame.

           6. Outside Activities. Anything herein to the contrary notwithstanding, nothing shall preclude Hanlon from engaging in any of the following, provided that none of the activities shall materially interfere with the proper performance of his duties and responsibilities which fall within the scope of his employment at IGT.

               a. Serving on the Board of Directors of any outside corporation;

                b.    Engaging  in charitable community  and
business affairs outside of the scope of his employment with IGT; or

                 c.     Managing   any  and   all   personal
investments and affairs of a personal nature.

     C.   Compensation.

           1. Basic Compensation. As compensation for services rendered under this Agreement, Hanlon shall be entitled to receive from IGT a salary of Four Hundred Fifty Thousand Dollars ($450,000.00) per year (hereinafter "Basic Compensation"), payable in bi-weekly installments during the period of employment, prorated for any partial employment period.

           2.   Additional Compensation.  In addition to the
Basic Compensation, Hanlon shall be entitled to receive the following as additional compensation during the term of this Agreement.

               a. Annual Incentive Bonus. An annual bonus in an amount equal to three percent (3%) of the Basic Compensation for each one percent (1%) of increase in the total aggregate amount of gross profits realized by IGT over the prior year, before deductions for taxes, Cash Sharing distributions, Profit-Sharing distributions and Management Bonus distributions. In no event shall the bonus described in this paragraph be less than Five Hundred Fifty Thousand Dollars ($550,000.00) per year, and shall be payable in bi-weekly installments, in advance. The installments shall be calculated with the minimum guaranteed value of $550,000 and divided by the number of pay periods which shall occur in that calendar year. Any additional amounts to Hanlon due to higher than expected distributions of the plans described in this paragraph, shall be paid in a lump sum not later than December 31st of each year, until expiration or other termination of this Agreement. Hanlon understands and agrees that the Annual Incentive Bonus afforded to Hanlon pursuant to this paragraph 2.a. is granted in lieu of Hanlon's participation in the annual IGT Management Bonus Program, and no Management Bonus distribution will be granted to Hanlon during the term of this Agreement.

                b.    Cash Sharing.  Participation in  IGT's
semi-annual Cash Sharing plan.

                c.   Profit Sharing.  Participation in IGT's
Profit Sharing plan.

               d.   Stock Options.

                      (i)    Initial  Grant.   Five  Hundred
Thousand (500,000) stock options in International Game Technology, effective as of December 1, 1994, at an option price equal to the closing price of International Game Technology stock on December 1, 1994. The options shall vest at the rate of twenty percent (20%) per year, and will be one hundred percent (100%) vested at the end of five years from the grant date. In the event the Board of Directors elects not to continue the employment of Hanlon at the end of the three year term of this Agreement, then for purposes of the Stock Option Agreement and for no other purpose, the date of termination of Hanlon's employment shall be the date of one hundred percent (100%) vesting of the stock options described in this paragraph.

                    (ii) Subsequent Grants.  Hanlon shall be
granted additional stock options in International Game Technology on December 31 of each year during the term of this Agreement at the rate of one (1) share for each One Hundred Dollars ($100.00) of his Basic Compensation. The price of the options described in this paragraph (ii) shall be the price of the stock of IGT as of the close of business on the December 31st of the then closing calendar year. The options shall vest at the rate of twenty percent (20%) per year, and will be one hundred percent (100%) vested at the end of five years from the grant date. In the event that Hanlon's employment at IGT shall have terminated for any reason prior to full vesting of the stock options described in this paragraph, Hanlon shall be entitled to exercise those stock options which shall have vested as of the termination date, in accordance with the IGT Key Man Stock Option Plan.

                e.   Travel and Other Expense Reimbursement.
Hanlon shall be reimbursed for ordinary and customary travel and other expenses incurred by Hanlon in furtherance of his duties as President/COO of IGT.

                f.    Relocation Expenses.  Hanlon shall  be
reimbursed for expenses related to relocation of his family and personal property to Reno, Nevada.

          3. Additional Benefits. Hanlon shall, during the term of this Agreement or any extension thereto, be entitled to participate in any qualified profit-sharing, 401(k), cafeteria, medical and/or dental reimbursement plan, group term life insurance plan, and any other employee benefit plan that may be established by IGT. Such participation by Hanlon shall be in accordance with the terms and conditions of the applicable plan.

           4.    Discretionary Time Off.   Hanlon  shall  be
entitled to discretionary time of as such is established  in
IGT's    relevant   policies   and   procedures    governing
discretionary time off to its employees.

           5. Annual Physical Examination. IGT agrees to pay all costs associated with an annual physical examination by a medical doctor qualified and licensed to perform such examination for Hanlon, including any and all medical screening or other tests ordered by such doctor.

     D.   Property Rights.

           1. Inventions and Patents. Hanlon agrees that he will promptly, from time to time, fully inform and disclose to IGT all inventions, designs, improvements, and discoveries that he now has or may hereinafter have during the term of this Agreement that pertain or relate to the business of IGT or to any experimental work carried on by Hanlon, whether conceived by Hanlon alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements and discoveries shall be the exclusive property of IGT. Hanlon shall assist IGT in obtaining patents on all such inventions, designs, improvements, and discoveries deemed patentable by IGT and shall execute all documents and do all things necessary to obtain letters patent, vest IGT with full and exclusive title thereto, and protect the same against infringement by others.

           2. Trade Secrets. Hanlon during the term of employment under this Agreement will have access to and become familiar with various trade secrets, consisting of software formulas, programs, patterns, devices, secret inventions, processes, and compilations of information, records, and specification, of IGT and other records of corporations owned by or associated with IGT. Hanlon shall not disclose any trade secrets of IGT, directly or indirectly, nor use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment. All programs, formulas, files, records, documents, drawings, specifications, equipment, and similar items relating to the business of IGT or others, whether prepared by Hanlon or otherwise coming into his possession, shall remain the exclusive property of IGT and shall not be removed from the premises of IGT or the premises of any subsidiary or affiliate of IGT, under any circumstances whatsoever without the prior written consent of IGT.

     E.   Early Termination.

           1. By IGT For Cause. The parties hereto agree that they will enter into an amendment to this Agreement not later than January 1, 1995, the subject of which shall be the terms and conditions which will govern the rights and obligations of each party with regard to termination for cause provisions.

           2. By Hanlon. This Agreement may be terminated by Hanlon by giving thirty (30) days written notice of termination to IGT.

           3. Remedies. Termination by either party shall not prejudice any remedy that the terminating party may have either at law, in equity or under this Agreement.

           4. Effect of Termination on Compensation. In the event of the termination of this Agreement prior to the completion of the term of employment specified herein, Hanlon shall be entitled to the Basic Compensation earned by him prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date, and said compensation shall be paid by IGT within thirty
(30) days of the termination date. Hanlon shall be entitled to no further compensation as of the date of termination.

     F.   Miscellaneous

            1. Notices. Any notices to either party required hereunder may be given by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses delineated in the introductory paragraph to this Agreement. Either party may change his address by giving written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of the time of actual deliver; mailed notices shall be deemed communicated as of five (5) days after mailing.

           2. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Hanlon by IGT and contains all of the representations, covenants, and agreements between the parties with respect to such employment in any manner whatsoever.

           3.    Governing  Law.   This Agreement  shall  be
governed by and construed in accordance with the laws of the State of Nevada.

           4. Attorneys' Fees and Costs. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

           5. Partial Invalidity. In the event that any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, void or unenforceable shall not be affected thereby and every term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

INTERNATIONAL GAME
TECHNOLOGY                                    HANLON


By /s/John J. Russell                         /s/David P. Hanlon
 John J. Russell, Chief Executive Officer     David P. Hanlon

              AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made this 1st day of January, 1995 between International Game Technology, a Nevada corporation having its principal place of business at 5270 Neil Road, Reno, Nevada 89502 (hereinafter "IGT") and David P. Hanlon, an individual (hereinafter "Hanlon").

       WHEREAS,  the  parties  entered  into  that   certain
Employment Agreement dated as of December 1, 1994; and

      WHEREAS,  the parties now wish to amend the Employment
Agreement.

NOW, THEREFORE, the parties agree as follows:

      A. Paragraph E.1. of the Employment Agreement is hereby amended in its entirety to read as follows:

                1.    By IGT for Cause.  IGT shall have  the
     right, in its sole discretion, to terminate Hanlon at any time for cause. "Cause" shall mean (a) conviction of any felony; (b) repeated intoxication by alcohol or drugs during the performance of Hanlon's duties; (c) material misuse or diversion of IGT's funds or assets, embezzlement or willful and material misrepresentations or concealments in any report submitted to IGT or to any regulatory agency or body; (d) material breach of this Agreement or material failure to perform or follow the reasonable and lawful directives of the Board of Directors of IGT or the written policies of IGT; (5) the revocation of any of Hanlon's gaming licenses or refusal of a governmental agency to issue a license or make a finding of qualification or suitability to engage in a gaming related activity; (6) any personal conduct by Hanlon which causes any of IGT's gaming licenses to be revoked or suspended or subjects IGT to a substantial fine or causes an application by IGT for a gaming license or finding of suitability or any existing qualification of IGT for a gaming activity to be placed in jeopardy or denied. In the event of termination for cause as described herein, Hanlon shall not be entitled to severance compensation.

     B. In all other respects, the terms and conditions of the Employment Agreement shall remain in full force and effect, and are hereby ratified and affirmed.

INTERNATIONAL GAME
TECHNOLOGY                                 HANLON


By /s/John J. Russell                    By /s/David P. Hanlon
 John J. Russell, Chief Executive Officer   David P. Hanlon